Exhibit 21.1

INFINERA CORPORATION
SUBSIDIARIES*
Infinera International Corporation (Delaware)
Coriant Operations, Inc. (Delaware)
Tellabs, Inc. (Delaware)
Tellabs Nevada Holdings Corporation (Nevada)
Tellabs Holdings B.V. (Netherlands)
Tellabs Enterprises B.V. (Netherlands)
Transmode AB (Sweden)
Transmode Systems AB (Sweden)
Coriant GmbH (Germany)
Xieon Networks S.à r.l. (Luxembourg)
International Telecom Holdings S.à r.l. (Luxembourg)
Infinera Oy (Finland)
Infinera do Brasil Technologia LTDA (Brazil)
* Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Infinera Corporation are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this Annual Report on Form 10-K.